Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.	Feinstein Kean Healthcare for GTC
Thomas E. Newberry	Biotherapeutics, Inc.
Vice President, Corporate Communications	Francesca DeVellis
(508) 370-5374	(617) 577-8110

GTC BIOTHERAPEUTICS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

FRAMINGHAM, MA – August 11, 2005 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the second quarter ended July 3, 2005. The total net loss for the current quarter was $7.1 million, or $0.15 per share compared with $6.3 million, or $0.16 per share, in the second quarter of 2004. The total net loss for the first six months of 2005 was $15.2 million, or $0.33 per share, compared to $14.8 million, or $0.41 per share for the first six months of 2004. Cash and marketable securities at July 3, 2005 totaled $19.6 million compared to $22.3 million at January 2, 2005. Exclusive of the registered direct placement of common stock in January 2005, which raised $9.7 million net of placement expenses, GTC utilized $12.4 million of cash and marketable securities in the first six months of 2005. In the second quarter of 2005, GTC utilized $5.8 million of cash and marketable securities exclusive of a $2.4 million loan payment to Genzyme.

“GTC’s primary focus in 2005 is on achieving a positive outcome to our submission of ATryn® for marketing approval in Europe. We are very encouraged by our progress during the first six months of the year and we are planning for a market launch of ATryn® in Europe in the first half of 2006,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “In addition, we continue to prudently manage finances and net cash burn to ensure that we can maintain our momentum in developing ATryn® for significant unmet needs.”

Earlier this week, GTC privately placed 4.57 million shares of common stock to certain institutional investors for net proceeds of approximately $7.4 million. Exclusive of any equity financing during the year, GTC expects its net use of cash and marketable securities for 2005 to be approximately $20 million. The net cash use projection includes cash collections of approximately $12 million for the year from partnering arrangements, of which approximately $5 million have either been collected or are anticipated under existing contracts.

Revenues were $1 million for the current quarter, a 29% decrease from the $1.4 million in the second quarter 2004. Revenues for the first six months of 2005 totaled $2.3 million compared to $2.5 million in the first six months of 2004. Reported revenues are expected to vary on a quarter-to-quarter basis due to the nature and timing of milestone-based research and development revenues.

Costs of revenue and operating expenses totaled $8 million in the current quarter, approximately 6% higher than the $7.5 million total in the second quarter 2004. Costs of revenue and operating expenses totaled $17.2 million for the first six months of 2005, approximately the same as in the first six months of 2004. Increases in research and development expenses to support the regulatory process in the ATryn® program were primarily offset by decreases in selling, general and administrative expenses in the year to date comparison.

The per share results were affected by an increase in the weighted average number of shares outstanding from 38.7 million shares for the second quarter 2004 to 46.8 million shares in the second quarter 2005. The weighted average number of shares outstanding increased from 36 million shares for the first six months of 2004 to 45.8 million shares in the first six months of 2005. The increases in the weighted average shares outstanding primarily reflect the issuance of approximately 6.4 million shares of common stock in a registered direct placement in March 2004 and the issuance of approximately 7.7 million shares of common stock in a registered direct placement in January 2005. The net proceeds to GTC from those offerings totaled approximately $23.8 million. GTC had approximately 46.9 million shares outstanding as of July 3, 2005.

Highlights

ATryn®

GTC recently responded to the Outstanding List of Issues received from the European Medicines Agency (EMEA) with regard to its Marketing Authorization Application (MAA) for the use of ATryn® in the prophylactic treatment of patients with hereditary antithrombin deficiency (HD) during high-risk situations such as surgery and childbirth. The review of our MAA is expected to conclude with a determination by the EMEA by October 2005 and will include the results from the inspection of GTC’s farm and manufacturing facilities and certain clinical sites. GTC is preparing to commercially launch ATryn® in the first half of 2006, potentially through a partnering arrangement. GTC is in partnering negotiations for commercialization of ATryn® in Europe and its development in larger acquired deficiency indications.

Potential acquired deficiency indications include severe burns, coronary artery bypass graft surgery, and sepsis. A poster is being presented this week at the 20th Congress of the International Society of Thrombosis and Haemostasis in Sydney, Australia, by Dr. Judith Leitner, working with Dr. Bernd Jilma’s team at the Medical University of Vienna that examines the potential therapeutic properties of antithrombin in a clinical model of sepsis. This physician-sponsored trial showed that supra-physiological levels of antithrombin without concomitant heparin have potent dose-dependent anticoagulant effects and anti-inflammatory properties in human experimental endotoxemia.

GTC has begun the recruitment process for a pivotal clinical trial of ATryn® in the hereditary deficiency indication as allowed by the United States Food and Drug Administration (FDA). This is a multi-national study that will add data from a minimum of 17 evaluable patients undergoing high risk procedures to the data from the 14 patients evaluated in the clinical trial for the European MAA. The combined results of the 31 patients will be compared to an historical study of 35 hereditary deficient patients who underwent similar clinical procedures and were treated with antithrombin derived from human plasma. GTC anticipates completing enrollment into this study around the middle of 2006. Completion of this pivotal trial is expected to form the clinical basis for filing a Biologics License Application with the FDA around the end of 2006.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC has developed goats that have the human antithrombin gene linked to a milk-protein promoter so that they express the antithrombin protein in their milk. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods.

Other Programs

In the malaria vaccine program with the National Institute of Allergy and Infectious Disease (NIAID), no funding has been committed beyond mid-August 2005 due to current budgetary restraints. GTC and NIAID are discussing opportunities to continue preclinical activities in this program without incurring significant additional cash expense. The malaria program accounted for approximately $34,000 of the second quarter 2005 revenues.

The current contract of the MM-093 program with Merrimack Pharmaceuticals, Inc. was successfully completed in the second quarter of 2005. Negotiations for the further supply of MM-093 to Merrimack are in process.

GTC recently entered a collaboration agreement with Scancell Limited to evaluate the expression of Scancell’s SC101 anti-cancer monoclonal antibody (MAb) using GTC’s transgenic production platform. SC101 is a MAb that targets Lewisy/b. Lewisy/b is a cell surface carbohydrate blood group antigen whose expression is very low in normal tissue but is over-expressed on breast, colorectal, endometrial, kidney, lung, pancreas, and stomach tumors.

Intellectual Property

GTC has received a United States Patent and Trademark Office notice of allowance on claims covering tangential flow filtration technology. These claims provide GTC with a unique position in the use of this technology to recover recombinant therapeutic proteins that are expressed in the milk of transgenic animals. The patent that issues from this application will expire in 2023.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through the Company’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 1-800-322-5044. The dial-in number from outside the United States is 1-617-614-4927. The participant passcode is 30682429. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. A Market Authorization Application is under review by the European Medicines Agency for the use of ATryn® in patients with a hereditary antithrombin deficiency. In addition to the ATryn® program, GTC is developing a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the EMEA submission for the ATryn® program, the anticipated timing for a European market launch of ATryn®, the progress and prospects of partnering discussions and development of additional indications for ATryn®, the regulatory and clinical strategy for ATryn® in the United States, the potential for further activities in the malaria vaccine and Merrimack programs, and the expected levels of cash collections and cash to be used in 2005. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, the uncertainties associated with intellectual property, and the uncertainty that the Company will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Six months ended
	July 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004**
Revenue	$1,017	$1,439	$2,339	$2,505

Costs of revenue and operating expenses:
Cost of revenue	906	1,491	2,279	2,563
Research and development	5,188	3,729	10,605	9,268
Selling, general and administrative	1,901	2,317	4,296	5,415

	7,995	7,537	17,180	17,246

Loss from continuing operations	(6,978)	(6,098)	(14,841)	(14,741)

Other income (expense):	(142)	(161)	(312)	(94)

Net Loss from continuing operations before income taxes	$(7,120)	$(6,259)	$(15,153)	$(14,835)

Net loss per common share (basic and diluted)	$(0.15)	$(0.16)	$(0.33)	$(0.41)

Weighted average number of shares outstanding (basic and diluted)	46,835	38,692	45,836	35,998

	July 3, 2005	January 2, 2005
Cash and marketable securities	$19,562	$22,281
Other current assets	1,919	2,670
Property and equipment, (net)	17,982	20,279
Other assets	11,555	12,071

Total assets	$51,018	$57,301

Current liabilities	$15,580	$14,312
Long-term debt	6,726	9,313
Other liabilities	21	23
Stockholders’ equity	28,691	33,653

Total liabilities and stockholders’ equity	$51,018	$57,301

**	The six months ended July 4, 2004 includes 27 weeks while the six months ended July 3, 2005 includes 26 weeks